SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                (AMENDMENT NO.1)
                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



      Date of report (Date of earliest event reported): September 20, 1999



                         Eagle Pacific Industries, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         0-18050                                        41-1642846
(Commission File Number)                (I.R.S. Employer Identification Number)


                      333 South Seventh Street, Suite 2430
                          Minneapolis, Minnesota 55402
               (Address of Principal Executive Offices) (Zip Code)


                                 (612) 305-0339
              (Registrant's Telephone Number, Including Area Code)

                           --------------------------

          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

         This Current Report on Form 8-K/A amends the Current Report of Eagle Pacific Industries, Inc. ("Eagle") on Form 8-K file on October 4 1999 to incorporate Item 7(a) and (b), the Financial Statement of the Business Acquired and Pro Forma Financial Information.

         On September 20, 1999, Eagle completed its acquisition of Pacific Western Extruded Plastics Company ("PWPipe") from Mitsubishi Chemical America, Inc. and Mitsubishi Plastics, Inc. (the "Sellers"). Eagle purchased all the outstanding capital stock of PWPipe pursuant to a Stock Purchase Agreement dated September 16, 1999 by and among Eagle, Mitsubishi Chemical America, Inc. and Mitsubishi Plastics, Inc. The total consideration Eagle paid to the Sellers for the PWPipe common stock was approximately $76.9 million, which is subject to certain balance sheet adjustments to be determined. Immediately following Eagle's acquisition of all the outstanding shares of PWPipe, Eagle merged PWPipe into Eagle pursuant to a Plan of Merger.

The PWPipe operation is based in Eugene, Oregon. PWPipe produces plastic pipe primarily for four distinct markets in the Western United States: waterworks, irrigation, plumbing and electrical. Within these markets, PWPipe's PVC pipe and related PVC products are used in a diverse range of applications, including municipal water distribution, sewers, agriculture and turf irrigation, plumbing, and electrical conduit. PWPipe's products range from 1/2 inch to 24 inch in diameter and are sold under the PWPipe brand name or under one of PWPipe's specialized product lines: PWRIB, COExcel, TwinSeal or Steamline. PWPipe markets its products through salaried sales representatives and independent representatives. Its customers include more than 500 pipe distributors in the U.S., Canada and Mexico. PWPipe has six manufacturing facilities that consume approximately 400 million pounds of PVC resin annually. PWPipe facilities are located in Eugene, Oregon; Sunnyside, Washington; Tacoma, Washington; Visalia, California; Cameron Park, California; and Perris, California.

         The Stock Purchase Agreement dated September 16, 1999 by and among Eagle, Mitsubishi Chemical America, Inc. and Mitsubishi Plastics, Inc. was filed with the Current Report on Form 8-K on October 4, 1999 as Exhibit 2.1 and is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

A.       Financial statements of businesses acquired.

                          Independent Auditors' Report

Board of Directors
Pacific Western Extruded Plastics Company

We have audited the accompanying balance sheets of Pacific Western Extruded Plastics Company as of December 27, 1998, December 28, 1997, and December 29, 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Western Extruded Plastics Company as of December 27, 1998, December 28, 1997, and December 29, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                       /s/ Ernst & Young LLP
February 5, 1999

                    Pacific Western Extruded Plastics Company

                                 Balance Sheets


                                                           December 27, 1998   December 28, 1997  December 29, 1996
                                                          -----------------------------------------------------------
                                                                                (In Thousands)
Assets
Current assets:
   Cash and cash equivalents                                $           933     $        1,173    $           850
   Accounts receivable, net of allowance for doubtful
     accounts of $300, $325, and $200, respectively                  12,169             11,316             10,709
   Inventories                                                       24,801             31,416             34,250
   Prepaid expenses and other current assets                            582                351                269
                                                          -----------------------------------------------------------
Total current assets                                                 38,485             44,256             46,078

Property, equipment, and leasehold improvements                      57,933             54,078             47,228
Less accumulated depreciation                                       (15,946)           (10,725)            (5,583)
                                                          -----------------------------------------------------------
                                                                     41,987             43,353             41,645

Other assets                                                             87                 89              1,140
                                                          -----------------------------------------------------------
Total assets                                                $        80,559     $       87,698    $        88,863
                                                          ===========================================================
Liabilities and shareholder's equity
Current liabilities:
   Accounts payable                                         $         3,070     $        2,674    $         2,769
   Accrued liabilities                                               13,010             11,022              9,331
   Intercompany payable                                               1,332                  -                  -
                                                           -----------------------------------------------------------
Total current liabilities                                            17,412             13,696             12,100

Deferred income taxes                                                   414                  -                  -
Intercompany payable                                                 27,970             46,334             47,984
                                                           -----------------------------------------------------------
Total liabilities                                                    45,796             60,030             60,084

Shareholder's equity:
   Additional paid in capital                                        32,000             32,000             32,000
   Retained earnings (deficit)                                        2,763             (4,332)            (3,221)
                                                           -----------------------------------------------------------
Total shareholder's equity                                           34,763             27,668             28,779
                                                           ===========================================================
Total liabilities and shareholder's equity                  $        80,559     $       87,698    $        88,863
                                                           ===========================================================

See accompanying notes.

                    Pacific Western Extruded Plastics Company

                            Statements of Operations


                                                    Year ended December   Year ended December  Year ended December
                                                         27, 1998              28, 1997              29, 1996
                                                   ------------------------------------------------------------------
                                                                            (In Thousands)

Net sales                                             $       180,028       $       188,642       $       185,441
Cost of goods sold                                            140,664               160,866               157,819
                                                   ------------------------------------------------------------------
Gross margin                                                   39,364                27,776                27,622

Operating expenses:
   Distribution                                                13,579                13,447                13,374
   Administration and general                                   7,354                 6,039                 6,069
   Sales                                                        3,476                 3,896                 3,515
   Advertising and marketing                                    3,137                 2,648                 2,691
   Research and development                                         4                    16                    13
                                                   ------------------------------------------------------------------
   Total                                                       27,550                26,046                25,662
                                                   ------------------------------------------------------------------
Operating profit                                               11,814                 1,730                 1,960

Other income (expense):
   Other income                                                    94                   629                     4
   Other expense - primarily interest                          (3,067)               (3,470)               (3,659)
                                                   ------------------------------------------------------------------
                                                               (2,973)               (2,841)               (3,655)
                                                   ------------------------------------------------------------------
Income (loss) before income taxes                               8,841                (1,111)               (1,695)
Provision for income taxes                                      1,746                     -                    (1)
                                                   ------------------------------------------------------------------
Net income (loss)                                     $         7,095       $        (1,111)      $        (1,696)
                                                   ==================================================================


See accompanying notes.

                    Pacific Western Extruded Plastics Company

                       Statements of Shareholder's Equity

                                                     Additional          Retained
                                                       Paid In           Earnings
                                                       Capital           (Deficit)            Total
                                                  ------------------ ------------------ -------------------
                                                                      (In Thousands)

Balance at January 1, 1996
 (accumulated from September 29,
 1995 to December 31, 1995)                             $   32,000         $   (1,525)        $   30,475
   Net loss                                                      -             (1,696)            (1,696)
                                                  ------------------ ------------------ -------------------
Balance at December 29, 1996                                32,000             (3,221)            28,779
   Net loss                                                      -             (1,111)            (1,111)
                                                  ------------------ ------------------ -------------------
Balance at December 28, 1997                                32,000             (4,332)            27,668
  Net income                                                     -              7,095              7,095
                                                  ================== ================== ===================
Balance at December 27, 1998                            $   32,000         $    2,763         $   34,763
                                                  ================== ================== ===================



See accompanying notes.

                                     Pacific Western Extruded Plastics Company
                                             Statements of Cash Flows

                                                                  Year ended       Year ended       Year ended
                                                                 December 27,     December 28,     December 28,
                                                                     1998             1997             1996
                                                               -----------------------------------------------------
                                                                                  (In Thousands)
Operating activities
Net income (loss)                                                  $      7,095     $     (1,111)    $     (1,696)
Adjustments to reconcile net loss to net cash provided by
   operating activities:
     Depreciation and amortization                                        5,796            5,233            4,477
     Change in inventory reserves                                          (351)             (71)             422
     Change in bad debt provision                                           (25)             125               50
     Loss on disposal of plant, property and equipment                      539              156              232
     Deferred income taxes                                                  414                -                -
     Changes in operating assets and liabilities:
       Accounts receivable                                                 (828)            (732)            (818)
       Inventories                                                        6,966            2,905           (2,811)
       Prepaid expenses and other current assets                           (231)             (82)              63
       Deferred expenses and other assets                                     2            1,051           (1,026)
       Intercompany accounts                                             (2,277)          (2,618)           3,789
       Accounts payable                                                     396              (95)          (2,144)
       Accrued liabilities                                                1,988            1,691            1,617
       Intercompany payable                                               1,332                -                -
                                                                   ----------------------------------------------
Net cash provided by operating activities                                20,816            6,452            2,155

Investing activities
Proceeds from sale of property, plant, and equipment                        200               13               69
Purchases of property, plant, and equipment                              (5,169)          (7,110)          (5,470)
                                                                   ----------------------------------------------
Net cash used in investing activities                                    (4,969)          (7,097)          (5,401)

Financing activities
Net (principal payments) borrowings on
   intercompany loans                                                   (16,087)             968            2,585
                                                                   ----------------------------------------------
Net cash provided by financing activities                               (16,087)             968            2,585

Net decrease (increase) in cash and cash equivalents                       (240)             323             (661)
Cash and cash equivalents at beginning of year                            1,173              850            1,511
                                                                   ----------------------------------------------
Cash and cash equivalents at end of year                           $        933     $      1,173     $        850
                                                                   ==============================================
Supplemental cash flow information
Income taxes paid                                                             -                -                -
Interest paid                                                      $      2,702     $      3,270     $      2,807

See accompanying notes.


1. Accounting Policies

Organization

Pacific Western Extruded Plastics Company (the "Company"), a Delaware Corporation, was incorporated on September 29, 1995 when Mitsubishi Chemical America, Inc. ("MCA") acquired a wholly owned subsidiary of Simpson Investment Company. The purchase price paid was approximately $85,000 and the net book value of the assets acquired totaled $61,000. The excess of purchase price over the book value of the assets acquired (approximately $24,000) was allocated to the assets of the Company at that date. There was no goodwill on acquisition. The retained earnings have accumulated since September 29, 1995.

The Company is engaged in the manufacture of PVC pipes used primarily for irrigation and in the construction industry. The Company's principal raw material used in production is PVC (Polyvinyl Chloride) which is subject to significant market price fluctuations.

Cash and Cash Equivalents

The Company considers all investments with maturities of less than 90 days when purchased to be cash equivalents.

Inventories

The inventories are stated at the lower of cost, determined primarily on a last-in, first-out ("LIFO") basis, or market. Cost includes materials, labor, and manufacturing overhead.

Inventories consist of the following:

                                                     December 27, 1998    December 28, 1997    December 29, 1996
                                                    -------------------- -------------------- --------------------
Raw materials                                          $       4,358        $       4,611        $       5,727
Packaging materials and supplies                               3,251                3,045                3,064
Finished goods                                                17,192               24,111               25,881
                                                    -------------------- -------------------- --------------------
                                                              24,801               31,767               34,672
Inventory LIFO Reserve                                             -                 (351)                (422)
                                                    -------------------- -------------------- --------------------
                                                       $      24,801        $      31,416        $      34,250
                                                    ==================== ==================== ====================


Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 30 years. Property, equipment, and leasehold improvements consist of the following:


                                                     December 27, 1998    December 28, 1997    December 29, 1996
                                                    -------------------- -------------------- --------------------
Machinery and equipment                                $      33,033        $      29,301        $      27,307
Building                                                      12,292               12,003               10,323
Construction in progress                                       5,907                6,962                4,263
Land                                                           4,335                4,335                4,335
Furniture and fittings                                         2,164                1,391                  914
Leasehold improvements                                           202                   86                   86
                                                    -------------------- -------------------- --------------------
                                                       $      57,933        $      54,078        $      47,228
                                                    ==================== ==================== ====================


Income Taxes

The Company computes income taxes in accordance with Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable

The Company sells its products primarily to distributors throughout the western United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit losses and such losses to date have been within management's expectations.

2. Income Taxes

The Company's provision for the year ended December 27, 1998 is as follows:

Current:
    Federal                                     $       1,195
    State                                                 137
                                                -------------------
    Total current payable                               1,332
                                                -------------------

Deferred:
    Benefit of NOLs                                    (1,596)
    Federal                                             1,869
    State                                                 141
                                                -------------------
    Total deferred tax                                    414
                                                -------------------
       Tax provision                            $       1,746
                                                ===================

The Company files separate state income tax returns. For federal income tax purposes, the Company's tax return is included with the parent company's consolidated federal income tax return and any taxes due thereon are payable to MCA. To the extent the parent company utilizes the Company's federal net operation loss carryforwards from actual book operations MCA reimburses the Company for the benefit received.

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the effective tax rates and regulations that will be in effect when the differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 through 1998 are as follows:


                                                  1998            1997           1996            1995
                                            ---------------------------------------------------------------
Deferred Tax Assets (DTA)
Net Operating Loss Carryforwards              $     4,922     $     6,518    $     4,565     $     1,430
Accrued Expenses & Reserves                           768             617            509             444
                                            ---------------------------------------------------------------
Total DTA                                           5,690           7,135          5,074           1,874

Less Valuation Allowance                                -          (1,572)        (1,185)           (562)
                                            ---------------------------------------------------------------
Net DTA                                             5,690           5,563          3,889           1,312

Deferred Tax Liabilities (DTL)
Inventory Reserves                                   (848)           (685)          (103)            330
Depreciation                                       (5,256)         (4,878)        (3,786)         (1,642)
                                            ---------------------------------------------------------------
Total DTL                                          (6,104)         (5,563)        (3,889)         (1,312)

NET DTA/(DTL)                                 $      (414)    $         -    $         -     $         -
                                            ===============================================================


As of December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $13 million and $10 million, respectively. The net operating loss carryforwards may expire in the years 2000 through 2018, if not utilized.

Utilization of the net operating losses may be subject to an annual limitation due to any ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

3. Employee Benefit Plan

The Company is covered by the MCA 401(k) defined contribution plan and is available to all employees working at least 20 hours per week. The Company was required to contribute a basic 2 1/2% of the participant's salary plus a supplementary 1% for 1998. Also, the Company was required to contribute 50% of the first 6% of the participants' salary deferral. During the years ended December 27, 1998, December 28, 1997, and December 29, 1996, the Company's expense under the plan was $1,688, $1,240 and, $1,472, respectively.

4. Transactions with Related Parties

On takeover, the Company's parent, MCA advanced $44,235 to the Company. The balance on this loan was $27,960, $44,057, and $43,089 at December 28, 1998, December 29, 1997, and December 31, 1996 respectively. The balance on this loan changes as a result of daily cash activity with MCA.

MCA also makes monthly payments on behalf of the Company for insurance and other costs. The Company was also charged a management fee of $200 by MCA in 1998, 1997, and 1996.

Interest was charged on intercompany payables at approximately 6% in 1998, 1997, and 1996. In 1997, MCA charged a 3% annual penalty fee for those months in which the intercompany loan payable exceeded the planned level set by MCA.

5. Pending Litigation

At December 31, 1998, there are various lawsuits pending against the Company. The Company does not expect that the eventual outcome of the pending lawsuits will have a material adverse effect on its financial position, results of operations, or cash flows.

6. Leases

The future minimum annual rental commitments under noncancelable property operating leases at December 27, 1998 were:

1999                                              $      220
2000                                                     141
2001                                                     148
2002                                                     155
Thereafter                                               334
                                             ------------------
Total                                             $      998
                                             ==================

Rent expense associated with operating leases totaled approximately $425, $358, and $362 in 1998, 1997, and 1996, respectively.

7. Year 2000 Issue (unaudited)

The Company has developed a plan to modify its information technology to be ready for the year 2000 which included replacing its order management system during 1998. The Company is currently investigating all other systems and is examining the potential impact to the Company from significant vendors and outside service providers. The Company does not expect this project to have a significant effect on operations.

While it is not possible to predict with certainty the cost of this work, based on management's current estimates the Company believes that the cost to the Company will not be material.

PACIFIC WESTERN EXTRUDED PLASTICS COMPANY
CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

PRESENTATION

         In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of PWPipe at August 29, 1999, and the results of its operations for the eight month periods ended August 29, 1999 and August 30, 1998, and its cash flows for the eight month periods ended August 29, 1999 and August 30, 1998. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Although PWPipe's management believes that the disclosures are adequate to make information presented not misleading, it is suggested that these condensed financial statements be read in conjunction with the audited statements of PWPipe and unaudited pro forma combined statements of income included in this report on Form 8-K.

On September 20, 1999 PWPipe completed the acquisition by Eagle Pacific Industries, Inc. for an estimated purchase price of $76.9 million, subject to certain balance sheet adjustments to be determined.


PACIFIC WESTERN EXTRUDED PLASTICS COMPANY
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands)

                                                                            EIGHT MONTHS
                                                                               ENDED

                                                                August 29, 1999                August 30, 1998
                                                   -------------------------------- ------------------------------
NET SALES                                                         $136,448                       $124,620

COST OF GOODS SOLD                                                 101,197                         98,837
                                                                   -------                         ------
     Gross profit                                                   35,251                         25,783

OPERATING EXPENSES:
     Selling expenses                                               14,500                         13,245
     General and administrative expenses                             6,305                          4,537
                                                                     -----                          -----
                                                                    20,805                         17,782
                                                                    ------                         ------
OPERATING INCOME                                                    14,446                          8,001

NON-OPERATING EXPENSES:
     Interest expense                                                1,128                          2,057
     Other expense (income)                                             46                            (95)
     Management fee                                                    132                            135
                                                                       ---                            ---
                                                                     1,306                          2,097
                                                                     -----                          -----
INCOME BEFORE INCOME TAXES                                          13,140                          5,904

INCOME TAX (EXPENSE)                                                  (525)                        (1,180)
                                                            ---------------              ----------------

NET INCOME                                                         $12,615                          4,724
                                                                   =======                          =====

                                       13

PACIFIC WESTERN EXTRUDED PLASTICS COMPANY
CONDENSED BALANCE SHEET (UNAUDITED)
(In thousands)


-------------------------------------------------------------------------------------------------------------------------

ASSETS
                                                                  August 29, 1999                 August 30, 1998
                                                                  ---------------                 ---------------
CURRENT ASSETS:
     Cash and cash equivalents                                         $1,833                          $1,013

     Accounts receivable, less allowance for doubtful
     accounts and sales discounts                                      22,575                          18,153

     Inventories                                                       16,868                          22,020

     Other                                                              3,243                           3,832
                                                                        -----                           -----
         Total current assets                                          44,519                          45,018

PROPERTY AND EQUIPMENT, NET                                            41,277                          42,320

OTHER ASSETS                                                               84                              87
                                                           ------------------------------- -------------------------------
                                                                      $85,880                         $87,425
                                                                      =======                         =======
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                  $1,856                          $2,434

     Accrued liabilities                                               20,806                          13,511
                                                                       ------                          ------
         Total current liabilities                                    $22,662                          15,945

LONG TERM LIABILITIES - OTHER                                             414                               -

INTERCOMPANY LOAN                                                      18,103                          39,088

STOCKHOLDERS' EQUITY:

     Additional paid in capital                                        32,000                          32,000

     Retained earnings                                                 12,701                             392
                                                                       ------                           -----
         Total stockholders' equity                                    44,701                          32,392
                                                                       ------                          ------

                                                                      $85,880                         $87,425
                                                                      =======                         =======

PACIFIC WESTERN EXTRUDED PLASTICS COMPANY
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
Eight months ending August 29, 1999 and August 30, 1998
(In thousands)

-----------------------------------------------------------------------------------------------------------------------------------


                                                                                       1999                              1998
                                                                                       ----                              ----
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net Income                                                                     $12,615                            $4,724

     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Loss (gain) on sale of fixed assets                                             50                               (15)

         Depreciation and amortization                                                4,172                             3,855

         Changes in operating assets and liabilities                                  1,453                             1,329
                                                                                      -----                               ---
              Net cash provided by investing activities                              18,290                             9,893
                                                                                     ------                             -----
CASH FLOWS FROM INVESTING ACTIVITIES:

     Purchases of property and equipment                                             (3,557)                           (2,932)

     Proceeds from sale of equipment                                                     45                               125
                                                                                -----------                        ----------
         Net cash used in financing activities                                       (3,512)                           (2,807)
                                                                                     -------                          -------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Borrowings/payments in intercompany loan                                       (11,199)                           (7,246)

     Payment of stock dividend                                                       (2,679)                                -
                                                                                     -------                       -----------
         Net cash used in financing activities                                      (13,878)                           (7,246)
                                                                                    --------                          -------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                $900                             ($160)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                        933                             1,173
                                                                                      -----                         ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                           $1,833                            $1,013
                                                                                     ======                            ======

B. Pro forma financial information.

         The required pro forma balance sheet information as of September 30, 1999 is incorporated herein by reference to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 1999 (SEC filing number 0-18050 and filing date of November 12, 1999).

                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

The accompanying unaudited pro forma combined statements of income give effect to Eagle's acquisition of Pacific Western Extruded Plastics Company ("PWPipe"), using the purchase method of accounting. The unaudited pro forma combined statements of income are derived from and should be read in conjunction with Eagle's historical financial statements provided in Eagle's most recent reports on Form 10-K and Form 10-Q, and PWPipe's historical financial statements which are included in this Form 8-K, and notes hereto. The unaudited pro forma combined statements of income combine Eagle's historical condensed statements of income for fiscal year 1998 and the unaudited nine-month period ended September 30, 1999 with the corresponding PWPipe historical statements of income for fiscal year 1998 and the eight month period ended August 30, 1999, respectively. The pro forma combined statements of income do not reflect any anticipated cost savings from the PWPipe acquisition, or any synergies that are anticipated to result from the acquisition, and there can be no assurance that any such cost savings or synergies will occur. The pro forma statements of income give pro forma effect as if the acquisition had occurred in January 1, 1998. The pro forma adjustments have been applied to the financial information derived from the financial statements of Eagle and PWPipe to account for the acquisition as a purchase; accordingly, assets acquired and liabilities assumed have been recorded at their estimated initial fair values which are subject to further refinement in the fourth quarter of fiscal 1999, as described in the following paragraph.

The unaudited pro forma combined statements of income have been prepared based upon assumptions deemed appropriate for the fair presentation of the financial statements. The allocation of the purchase price to the assets acquired, including the value of property, plant and equipment and liabilities assumed has been estimated on a preliminary basis. The final allocation will be determined after certain procedures to be performed after the closing of the merger are completed and once appraisals and other analyses are finalized. The final allocation could be different from the preliminary allocation based on these final appraisals and analyses; however, management of Eagle does not expect the final adjustments to differ materially.

Included in the unaudited historical and pro forma year end 1998 and interim 1999 net income and earnings per share information are certain nonrecurring charges associated with the acquisition of PWPipe and with a merger transaction terminated earlier in fiscal 1999. These nonrecurring items reduce net income by approximately $3.3 million and $2.8 million in 1998 and 1999, respectively. Absent these nonrecurring charges pro forma basic and diluted earnings per share for the year ended December 31, 1998 and nine months ended September 30, 1999 would be $.28 and $.21 and $1.96 and $1.48 respectively.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                         EAGLE PACIFIC INDUSTRIES, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                          Year Ended December 31, 1998
                 (In Thousands, Except per Share Data and Notes)


                                                 Historical
                                    -------------------------------------
                                         Eagle               PWPipe              Pro Forma             Pro Forma
                                                                                Adjustments            Combined
                                                                                                        Company
                                    ----------------     ----------------     -----------------     ----------------
Net Sales                                   $74,007             $180,028                     -             $254,035
Cost of goods sold                           57,688              140,664                $4,302   a          202,654
                                    ----------------     ----------------     -----------------     ----------------
     Gross profit                            16,319               39,364                (4,302)              51,381

Selling, general and                         12,110               27,550                   293   b           39,953
administrative expenses
                                    ----------------     ----------------     -----------------     ----------------
Operating income                              4,209               11,814                (4,595)              11,428

Other expense (income)
     Interest expense                         2,350                2,702                 6,154   c           11,206
     Other expense                              (84)                 271                     -                  187
                                    ----------------     ----------------     -----------------     ----------------

Income before income taxes and                1,943                8,841               (10,749)                  35
extraordinary loss
Income tax expense                              154                1,746                 1,886   d               14
Extraordinary loss on debt                      656                    -                  (656)  e                -
prepayments
                                    ----------------     ----------------     -----------------     ----------------
Net income (loss)                             1,133                7,095                (8,207)                  21
Preferred stock dividends                       803                    -                  (803)  f                -
                                    ----------------     ----------------     -----------------     ----------------
Net income (loss) applicable to                $330               $7,095               $(7,404)                 $21
common stock
                                    ================     ================     =================     ================

Net income per common share:

Basic net income                                                                                               $---

Diluted net income                                                                                             $---

Average number of common shares
outstanding

Basic                                                                                                         7,218

Diluted                                                                                                       9,523

See accompanying notes to unaudited pro forma combined statements of income.


                         EAGLE PACIFIC INDUSTRIES, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                      Nine Months Ended September 30, 1999
                 (In Thousands, Except per Share Data and Notes)

                                                 Historical
                                    -------------------------------------
                                         Eagle               PWPipe              Pro Forma             Pro Forma
                                                                                Adjustments            Combined
                                                                                                        Company
                                    ----------------     ----------------     -----------------     ----------------
Net Sales                                   $70,997             $149,299                     -             $220,296
Cost of goods sold                           51,210              110,555               $(6,808)  a          154,957
                                    ----------------     ----------------     -----------------     ----------------
     Gross profit                            19,787               38,744                 6,808               65,339

Selling, general and                         10,553               22,339                    79   b           32,972
administrative expenses
                                    ----------------     ----------------     -----------------     ----------------
Operating income                              9,234               16,405                 6,729               32,367

Other expense (income)
     Interest expense                         1,391                1,311                 5,959   c            8,661
     Other expense                            2,631                  228                  (175)  g            2,684
                                    ----------------     ----------------     -----------------     ----------------

Income before income taxes and                5,212               14,866                   945               21,023
extraordinary loss
Income tax (benefit) expense                 (3,729)                   -                12,138   d            8,409
                                    ----------------     ----------------     -----------------     ----------------
Net income (loss)                             8,941               14,866               (11,193)              12,614

Preferred stock dividends                       582                    -                  (582)  f                -
                                    ----------------     ----------------     -----------------     ----------------
Net income (loss) applicable to              $8,359              $14,866              $(10,611)             $12,614
common stock
                                    ================     ================     =================     ================

Net income per common share:

Basic net income                                                                                              $1.73

Diluted net income                                                                                            $1.31

Average number of common shares
outstanding

Basic                                                                                                         7,302

Diluted                                                                                                       9,651

See accompanying notes to unaudited pro forma combined statements of income


NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(a) The following represents pro forma adjustments associated with acquired PWPipe inventory:

                                                               Year Ended           Nine Months
                                                              December 31,             Ended
                                                                  1998             September 30,
                                                                                       1999
                                                             ----------------     ----------------
      Conforming PWPipe LIFO to Eagle's FIFO accounting                 $970             $(3,476)
      policy
      Fair market value purchase accounting adjustment, to             3,332              (3,332)
      record in earliest pro forma period
                                                             ----------------     ----------------
                                                                      $4,302             $(6,808)
                                                             ================     ================


(b) To record additional depreciation expense related to the value assigned to acquired PWPipe property, plant and equipment, as if the acquisition occurred on January 1, 1998.

(c) To adjust interest expense to reflect changes in long-term debt as a result of the acquisition and corporate refinancing, as summarized below:

                                                                                  Pro Forma Interest Change
                                                                         ---------------------------------------------
         New Debt Structure             Average           Average               Year Ended             Nine Months
                                        Floating           Debt                December 31,               Ended
                                        Interest                                  1998                September 30,
                                          Rate                                                            1999
                                      -------------    -------------     --------------------     --------------------
     Senior subordinated debt            14.00%           $32.5                 $4.6                     $3.4
     Term Note A                          8.15             35.0                  2.9                      2.1
     Term Note B                          8.65             15.0                  1.3                      1.0
     Revolving credit facility            7.90             25.0                  2.4                      2.2
                                                                         --------------------     --------------------
     Pro forma interest expense                                                 11.2                      8.7

     Less:
         Historical Eagle interest                                              (2.3)                    (1.4)
         expense
         Historical PWPipe interest                                             (2.7)                    (1.3)
         expense
                                                                         --------------------     --------------------
     Net pro forma interest expense                                             $6.2                     $6.0
     adjustment
                                                                         ====================     ====================

     The change in interest expense reflects changes in long-term borrowings and their rates based on a month libor of 5.40%. Average rate for the periods were 5.56% for the year ending December 31, 1998 and 5.10% for the nine month period ending September 30, 1999 or a weighted average rate of 5.4%.

     The Company estimated that an increase or decrease in interest rates of 1/8% on its floating rate debt structure summarized would increase or decrease annual interest expense by approximately $85,000. The Company anticipated entering into interest rate caps and swaps with respect to a portion of the floating rate debt to mitigate the effect of interest rate fluctuations.

(d) Pro forma income tax adjustments necessary, assuming a combined pro forma financial reporting effective statutory income tax rate of 40% for the year ended December 31, 1998 and nine months ended September 30, 1999.

(e) To eliminate Eagle's extraordinary loss on debt prepayments occurring in 1998. Elimination is necessary to present pro forma continuing operating results only.

(f) To eliminate the Eagle's payment of preferred stock dividends assuming the recapitalization occurred on January 1, 1998.

(g) To eliminate non-recurring bonuses directly related to the acquisition of PWPipe.

C.       Exhibits.

         The following is filed herewith. The exhibit number corresponds with
Item 601(b) of Regulation S-K.

Exhibit No.      Description

2.1* Stock Purchase Agreement dated September 16, 1999 by and among Eagle, Mitsubishi Chemical America, Inc. and Mitsubishi Plastics, Inc.

2.2* Plan of Merger between Eagle and Pacific Western Extruded Plastics Company dated September 20, 1999.

10.1* Second Amended and Restated Loan and Security Agreement dated September 20, 1999 by and among Eagle, Fleet Capital Corporation, as Agent, and certain Lenders.

10.2* Securities Purchase Agreement dated as of September 20, 1999 by and among Eagle and certain investors listed therein.

10.3* Registration Rights Agreement dated as of September 20, 1999 among Eagle and certain investors listed in the Securities Purchase Agreement.

10.4* Warrant Agreement dated as of September 20, 1999 among Eagle and certain investors listed in the Securities Purchase Agreement.

10.5* Form of Restricted Stock Agreement between Eagle and certain officers of Eagle.

10.6* Form of Promissory Note between Eagle and certain officers and directors of Eagle.

10.7*    Employment Agreement dated September 16, 1999 between Eagle and William
         H. Spell.

10.8*    Employment Agreement dated September 16, 1999 between Eagle and Roger
         Robb.

10.9* Employment Agreement dated September 16, 1999 between Eagle and Keith Steinbruck.

10.10* Employment Agreement dated September 16, 1999 between Eagle and Larry Fleming.

10.11*   Employment Agreement dated September 16, 1999 between Eagle and Jack
         Cobb.

10.12*   Employment Agreement dated September 16, 1999 between Eagle and Neil
         Chinn.

         * Previously Filed as an Exhibit to Eagle's Current Report on Form 8-K for an event dated September 20, 1999 and incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Eagle Pacific Industries, Inc.



            Date: November 12, 1999         By /s/ Roger Robb
                                            Roger Robb, Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  EXHIBIT INDEX
                                       to
                                    FORM 8-K

                         Eagle Pacific Industries, Inc.


Exhibit No.                Description

2.1* Stock Purchase Agreement dated September 16, 1999 by and among Eagle, Mitsubishi Chemical America, Inc. and Mitsubishi Plastics, Inc.

2.2* Plan of Merger between Eagle and Pacific Western Extruded Plastics Company dated September 20, 1999.

10.1* Second Amended and Restated Loan and Security Agreement dated September 20, 1999 by and among Eagle, Fleet Capital Corporation, as Agent, and certain Lenders.

10.2* Securities Purchase Agreement dated as of September 20, 1999 by and among Eagle and certain investors listed therein.

10.3* Registration Rights Agreement dated as of September 20, 1999 among Eagle and certain investors listed in the Securities Purchase Agreement.

10.4* Warrant Agreement dated as of September 20, 1999 among Eagle and certain investors listed in the Securities Purchase Agreement.

10.5* Form of Restricted Stock Agreement between Eagle and certain officers of Eagle.

10.6* Form of Promissory Note between Eagle and certain officers and directors of Eagle.

10.7*    Employment Agreement dated September 16, 1999 between Eagle and William
         H. Spell.

10.8*    Employment Agreement dated September 16, 1999 between Eagle and Roger
         Robb.

10.9* Employment Agreement dated September 16, 1999 between Eagle and Keith Steinbruck.

10.10* Employment Agreement dated September 16, 1999 between Eagle and Larry Fleming.

10.11*   Employment Agreement dated September 16, 1999 between Eagle and Jack
         Cobb.

10.12*   Employment Agreement dated September 16, 1999 between Eagle and Neil
         Chinn.

         * Previously Filed as an Exhibit to Eagle's Current Report on Form 8-K for an event dated September 20, 1999 and incorporated herein by reference.